Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

J-Star Holding Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares(1)(2)	Rule 457(o)	1,437,500	$5.00	$7,187,500.00	0.0001476	$1,060.88
	Equity	Representative’s Warrant(2)(3)(4)	Rule 457(g)	-	-	-		-
	Equity	Ordinary shares underlying Representative’s Warrant(4)	Rule 457(g)	71,875	$5.50	$395,312.50	0.0001476	$58.35
	Total Offering Amounts					$12,132,500.00		$1,119.23
	Total Fees Previously Paid							$2,521.22	(5)
	Total Fee Offsets							$1,119.23
	Net Fee Due							$-

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the Ordinary Shares that the underwriters have the option to purchase to cover any over-allotments.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional Ordinary Shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(3) No fee required pursuant to Rule 457(g) under the Securities Act.

(4) Represents Ordinary Shares underlying one or more warrants issuable to the representative of the representative of several underwriters to purchase up to an aggregate of 5% of the Ordinary Shares sold in the offering at an exercise price equal to 110% of the public offering price.

(5) $2,521.22 of the registration fee was previously paid based on the registration fee rate then in effect at the time of that filing (September 2, 2022), pursuant to Rule 457(o).